                            STOCK FOR STOCK AGREEMENT

                  THIS STOCK FOR STOCK AGREEMENT (this "Agreement"), dated December 29, 2000, is made by and between AUTOMOTIVE DISPOSITION MANAGEMENT SERVICES, INC., an Arizona corporation ("ADM") and AUTO TRADECENTER.COM INC., an Arizona corporation ("ATC").

                                 STOCK FOR STOCK

         1.1 ADM wishes to acquire from ATC all of its right, title and interest in the following (hereinafter, each a "Subsidiary" and all collectively, "Subsidiaries"): Auto Network Group of New Mexico, Inc., a New Mexico corporation (ATC owns 100% of the issued and outstanding stock); Auto Network Group Northwest, Inc., an Oregon corporation (ATC owns 100% of the issued and outstanding stock); Auto Group Management, L.C., a Texas limited liability company (ATC is the sole member and managing member); and Auto Group of San Antonio Ltd., a Texas limited partnership (ATC is the sole limited partner, and the sole general partner is Auto Group Management L.C.).

         1.2 ATC is willing to sell, transfer and assign all of its right, title and interest in and to the Subsidiaries, in exchange for an interest in ADM.

         1.3 At the Closing (as hereinafter defined) and in the manner herein provided, ADM shall issue and deliver shares of stock in ADM representing a sixteen percent (16%) interest in ADM, on a fully diluted basis (hereinafter collectively called the "ADM Shares") to ATC, and ATC shall transfer, assign and deliver all of its stock, member and partnership interests in the Subsidiaries to ADM (hereinafter collectively called the "ATC Interests").

                      REPRESENTATIONS AND WARRANTIES OF ATC

         ATC hereby represents and warrants to ADM as follows:

         2.1 The Subsidiaries are duly organized, validly existing and in good standing under the laws of the State in which they operate, with all requisite power and authority to carry on their business as is now being conducted and to own, operate and lease their properties and assets. The Subsidiaries have all Federal, state and local licenses, permits or other approvals required for the operation of their businesses as now being conducted.

         2.2 Ownership in each of the Subsidiaries, the ATC Interests, is free and clear of all encumbrances or claims. There are no issued and outstanding options, warrants, rights, securities, contracts, commitments, understandings or arrangements.

         2.3 ATC has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         2.4 Except as set forth herein, ATC is not subject to or obligated under any article of incorporation, bylaw, law, rule or regulation of any governmental authority, or any agreement or



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instrument, or any license,  franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated (or would require notice, consent or approval) by its execution, delivery and performance of this Agreement. ATC will comply with all applicable laws, and with all applicable rules and regulations of all governmental authorities, in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.5 ATC has delivered statements of financial position and statements of income and retained earnings for the Subsidiaries to ADM. To the best of ATC's knowledge, all such statements are complete and accurate and fairly present the financial position at the dates, and the results of operations for the periods, therein referred to.

         2.6 Except for (a) liabilities fully reflected or reserved against on the balance sheet, and (b) regular or usual liabilities and obligations incurred in the ordinary course of business consistent with past practices, to the best of ATC's knowledge, the Subsidiaries have no liabilities, obligations or claims.

         2.7 Since the financial statement date and except as contemplated by this Agreement, there has not been (a) any adverse change in the business, prospects, condition (financial or otherwise) or operations of the Subsidiaries' business or assets taken as a whole; (b) any declaration, setting aside or payment of any dividend or distribution, whether in cash, stock or property in respect of the Subsidiaries' capital stock, or any redemption, purchase or other acquisition of such stock by the Subsidiaries; (c) any increase (whether implemented, approved or promised) in the base compensation, bonus, commission, insurance, benefit programs or any other component of compensation payable or to become payable by the Subsidiaries to its shareholders, directors, officers, employees, agents or brokers; or any extraordinary compensation or bonus paid by the Subsidiaries; (d) any entry by the Subsidiaries into any material commitment, borrowing or transaction; (e) any change by the Subsidiaries in accounting methods, practices or principles; (f) any adoption of any statute, rule, regulation or order which adversely affects the Subsidiaries; (g) any termination or waiver of any rights of material value to the business of the Subsidiaries or (h) any other transactions or event other than in the ordinary course of the Subsidiaries business.

         2.8 The Subsidiaries are not in default or alleged to be in default under any material contract nor is ATC aware of any default by any other party, and there exists no event, condition or occurrence which would constitute a default under any material contract.

         2.9 The Subsidiaries have good and marketable title to all of the properties and assets reflected in the balance sheet or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practices) free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, royalties, charges or encumbrances of any kind or character, except as reflected in the financial statements.

         2.10 There are no suit, action, investigation or proceeding pending, nor any demand for collective bargaining, nor, to the knowledge of ATC, have any of the foregoing been threatened against the Subsidiaries which, if adversely determined, would adversely affect the business, prospects, operations, properties or the condition (financial or otherwise) of the Subsidiaries, nor is there any judgment, decree injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Subsidiaries having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

         2.11 All taxes arising under the Internal Revenue Code, as amended, or any laws, rules, regulations or orders promulgated thereunder, or arising under any Federal, state, local or foreign laws, rules, regulations or orders (collectively "Taxes"), due and payable by the Subsidiaries have been timely reported and paid; all Taxes not yet due have been fully accrued on the books of the Subsidiaries and adequate reserves have been established therefore; there are no unpaid assessments for additional Taxes for any fiscal period nor is there any material basis therefor not provided for in said financial statements.

                      REPRESENTATIONS AND WARRANTIES OF ADM

         ADM represents and warrants to ATC as follows:

         3 .1 ADM is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

         3.2 As of the date of this Agreement, ADM has authorized capital stock consisting of 1,000 shares of Common Stock, no par value, and 1,000 shares of Preferred Stock, no par value, of which 84 shares of Common Stock are issued and outstanding.

         3.3 ADM has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         3.4 ADM is not subject to or obligated under any article of incorporation, bylaw, law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement. ADM will comply with all applicable laws, and with all applicable rules and regulations of any governmental authority, in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                                COVENANTS OF ATC

         From the date hereof and until the Closing, except as otherwise consented to or approved by ADM in writing, ATC covenants and agrees (and will cause the Subsidiaries to act or refrain from acting where required hereinafter) as follows:

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         4.1 The Subsidiaries will operate their businesses diligently,  in good faith, and with reasonable business prudence consistent with past management practices; will not incur, assume or guarantee any indebtedness (except for trade payables in the ordinary course of business) and will not enter into any material transaction or make any material commitment; will not pay or agree to pay any dividends or bonuses and will make no changes to its organization or corporate or capital structure; will maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted; will maintain (except for expiration due to lapse of time) all leases and contracts described herein in effect without change; will comply with the provisions of all laws, regulations, ordinances and judicial decrees applicable to the conduct of its business; will not cancel, release, waive or compromise any debts, claims or rights in its favor having a value, in the aggregate, in excess of $1,000 other than in connection with returns for credit or replacement in the ordinary course of business; and will maintain all the Subsidiaries' insurance coverage currently in existence.

         4.2 ATC represents that he has not retained any consultant, broker or finder in connection with this transaction. ATC agrees to indemnify and hold ADM harmless against any claim or liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except to the extent that such liability arose from the acts of ADM.

                                OTHER AGREEMENTS

         ATC and ADM covenant and agree, provided the Closing occurs, that:

         5.1 ATC has certain agreements with the Subsidiaries and their managing brokers whereby the managing brokers have the right to earn and be issued certain shares of stock in ATC. These agreements are attached hereto as Exhibit "5.1" and incorporated herein by reference ("Earn Out Agreements"). Pursuant thereto, ATC will issue, at the Closing, to ADM, the following shares to satisfy the Earn Out Agreements: 375,000 shares of ATC stock relating to the potential earn out for the San Antonio Subsidiary, and 430,465 shares of ATC stock relating to the potential earn out for the Bend, Oregon Subsidiary, for a total of 805,465 shares of ATC common stock, to be issued to ADM free and clear of any and all restrictions, except as set forth herein.

         5.2 ADM assumes full responsibility for the transfer to the managing brokers of the earned ATC stock, pursuant to the terms of the Earn Out Agreements. If any of the ATC shares issued to ADM hereunder are unearned or forfeited by the specific managing brokers under the Earn Out Agreements, then ATC shall have a right, which must be exercised, if at all, within ninety (90) days of the completion of the audit to determine if the shares are earned by the managing brokers, to repurchase or redeem such unearned or forfeited shares from ADM on the following basis: prorata reduction in ATC's sixteen (16%) interest in ADM for the percentage of the unearned/forfeited shares of ATC repurchased or redeemed (i.e. 805,465 ATC shares = 16% interest in ADM). If not exercised, ADM shall retain full rights and powers of ownership in these ATC shares.

         5.3 The Earn Out Agreements also have provisions for options to be granted to the managing brokers, based upon earnings of the Subsidiary in excess of the targeted annual amounts. ATC agrees that it remains fully obligated to grant such options, pursuant to the terms and conditions of the Earn Out Agreements. ATC and ADM agree that to the extent of the valid exercise of such options, ADM shall pay to ATC the corresponding excess earnings of the specific Subsidiary, in consideration of this Agreement and as set forth in the Earn Out Agreements.

         5.4 ATC and ADM acknowledge and agree that ATC is a public company for purposes of Securities and Exchange Commission ("SEC") filings and disclosures. ATC assumes full liability and responsibility, and agrees to fully indemnify ADM, with respect to the full compliance with all necessary SEC disclosures and filings.

         5.5 ATC agrees that the ADM Shares shall be subject to a shareholder agreement, in the form attached hereto as Exhibit "5.5" and that ATC will be bound thereby and thereunder.

                      CONDITIONS TO THE OBLIGATIONS OF ADM

                  Each and every obligation of ADM under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by ADM:

         6.1 The representations and warranties made by ATC herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; ATC shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; there shall have been no adverse change since the financial statement date (Section 2.5) in the business, condition (financial or otherwise), operations or prospects of the Subsidiaries.

         6.2 ATC shall have obtained and delivered to ADM all consents from directors, shareholders, third parties and governmental agencies, including the SEC, required on the part of ATC to consummate the transactions contemplated hereby or which, either individually or in the aggregate, if not obtained, would cause a material adverse effect on the Subsidiaries' financial condition or business.

         6.3 No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against ATC or any of the Subsidiaries, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         6.4 All ATC employees shall immediately resign as officers and directors of the Subsidiaries.

         6.5 The ATC stock to be issued to ADM pursuant to the Earn Out Agreements shall be so issued, and the ATC Interests shall be fully transferred and assigned.

                      CONDITIONS TO THE OBLIGATIONS OF ATC

                  Each and every obligation of ATC under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by ATC:

         7.1 The representations and warranties made by ADM herein shall be true and correct on the date of this Agreement and on the Closing Date with the same effect as though made on such date; and ADM shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

         7.2 ADM shall have obtained and delivered to ATC all consents from directors, shareholders, third parties and governmental agencies, required on the part of ADM to consummate the transactions contemplated hereby.

         7.3 No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against ADM, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         7.4 The ADM Shares to be issued hereunder shall be authorized and issued.

         7.5 The debt of the Subsidiaries to ATC shall be assigned to Mark Moldenhauer and/or Pinnacle Financial Corporation, in exchange for a prorata reduction in the debt of ATC to Mark Moldenhauer and/or Pinnacle Financial Corporation ($1.2 Million Principal).




                                     CLOSING

         8.1 Unless this Agreement shall have been terminated or abandoned pursuant to the provisions hereof, a closing (the "Closing") shall be held on December 29, 2000, or on such other date (the "Closing Date") mutually agreed upon at the offices of ATC or such other place as the parties shall designate. By written notice to the other party, each party has the right at any time to extend the Closing Date to a date no later than 30 business days from the date stated above.

         8.2  Deliveries at the Closing:


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

         (a) At the Closing, ATC shall transfer and assign to ADM all of the right, title and interest in and to the Subsidiaries, by delivering certificates and stock representing each of the Subsidiaries, duly endorsed for transfer to ADM, and the other agreements, certificates and other documents required to be executed and delivered hereunder shall be duly and validly executed and delivered.

         (b) At the Closing, ADM shall deliver to ATC a stock certificate, duly issued to ATC, representing the ADM Shares.

         (c) From time to time after the Closing, at either party's request and without further consideration, the other party shall execute and deliver such other instruments of conveyance and transfer and take such other action as either party reasonably may require to convey, transfer to and vest in said requesting party, any of the rights or interests to be sold, conveyed, transferred and/or delivered hereunder.


                           TERMINATION AND ABANDONMENT

         9.1 This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

         (a)  by mutual consent of ATC or ADM; or

         (b) by either ATC or ADM, if (i) such party is not in breach hereunder and the other party is in breach hereunder and (ii) this Agreement is not consummated on or before the Closing Date, including extensions.

         9.2 In the event of termination and abandonment pursuant hereto, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, (i) no party hereto which is not in breach hereunder shall have any liability or further obligation to any other party to this Agreement; and (ii) each party shall bear its own expenses.






                                 INDEMNIFICATION

         10.1 ATC and ADM each agrees to indemnify the other and each of its shareholders, officers and directors against any loss, damage or expense, (including, but not limited to, reasonable attorneys' fees) ("Damages") incurred or sustained by the other and each of the other's shareholders, officers and directors as a result of (a) any breach of this Agreement by the other party,
(b) any inaccuracy in any of the representations or warranties made by the other party in this Agreement, or (c) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by the other party. In addition to any other remedy, the party entitled to indemnity hereunder shall be entitled to offset all such claims for Damages against any obligation it now has or hereafter existing.

The obligations set forth above shall be subject to and limited by the following:

         (i) No claim for Damages shall be made by ADM until the cumulative amount of such Damages shall equal or exceed the amount of the stated retained earnings for the affected Subsidiary as of the Closing Date, and no claim for Damages shall be made by ATC in excess of a cumulative amount of $25,000; PROVIDED, HOWEVER, that such limitation shall not apply to any Damages resulting from intentional or fraudulent actions, misrepresentations or breaches; and

         (ii) The party seeking Damages shall give written notice to the other stating specifically the basis for the claim for Damages and the amount thereof.

                            MISCELLANEOUS PROVISIONS

         11.1 Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of ATC and ADM.

         11.2 The failure of ATC or ADM to comply with any obligation, covenant, agreement or condition herein may be waived in writing by ATC or ADM, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

         11.3 Each party will pay its own legal, accounting and other expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated herein; PROVIDED, HOWEVER, that the parties agree to split the costs associated with the drafting of this Agreement, and the meeting on November 21, 2000, relating thereto. There shall be no allocation of any expenses relating to this Agreement or the transactions contemplated hereunder, to any Subsidiary.

         11.4 The respective representations and warranties of ATC and ADM contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall survive for a period of three (3) years from the Closing Date; PROVIDED, HOWEVER, all representations, warranties and agreements made relating to the Earn Out Agreements shall not expire until all obligations are fully satisfied.


         11.5 All consents, approvals, claims, notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made when delivered by hand, fax or mailed, first class certified mail, return receipt requested, with postage paid:

                  (c)      If to ATC, to:
                                                     Roger Butterwick
                                                     8135 E. Butherus, Suite 3
                                                     Scottsdale, AZ 85260

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or to such other person or address as ATC shall furnish to ADM in writing.

                  (d)      If to ADM, to:
                                                  Mark Moldenhauer
                                                  14500 N. Northsight Blvd. #213
                                                  Scottsdale, AZ 85260

or to such other person or address as ADM shall furnish to ATC in writing.

         11.6 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

         11.7 This Agreement shall be governed by the laws of the State of Arizona as to all matters including, but not limited to, matters of validity, construction, effect and performance. In an action for specific performance of this Agreement, the other party agrees not to plead adequacy of damages at law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date first hereinabove set forth.

                                        "ATC"

Attest:                                 AUTO TRADECENTER.COM INC.


/S/ JOHN E. ROWLETT
----------------------------------      By: /S/ ROGER L. BUTTERWICK
         Secretary                         -------------------------------------

                                        Its  PRESIDENT
                                           -------------------------------------


                                        "ADM"

Attest:                                 AUTO TRADECENTER.COM INC.


/S/ MARK MOLDENHAUER
----------------------------------      By:/S/ JULES GOLLINS
         Secretary                         -------------------------------------

                                        Its  PRESIDENT
                                           -------------------------------------

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